Provident Energy Annual General Meeting Scheduled for Monday May 10, 2004 At the Delta Bow Valley Hotel in Calgary, Alberta NEWS RELEASE NUMBER 18-04 May 7, 2004

CALGARY, ALBERTA - Provident Energy Trust (Provident) (TSX-PVE.UN; AMEX-PVX) will hold 2004 Annual General Meeting (AGM) at the Delta Bow Valley in Calgary, Alberta at 3:00 p.m. (MDT) Monday, May 10, 2004.

A live webcast of the meeting will be available on Provident’s website at www.providentenergy.com. Please access the website at least 10 minutes prior to the scheduled start to register. The AGM will be also be archived on the website.

Provident Energy Trust is a Calgary-based, open-ended energy income trust that owns and manages an oil and gas production business and a midstream services business.  Provident’s energy portfolio is located in some of the more stable and predictable producing regions in western Canada. Provident provides monthly cash distributions to its unitholders and trades on the Toronto Stock Exchange and the American Stock Exchange under the symbols PVE.UN and PVX, respectively.

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Investor and Media Contact:                                                                             Corporate Head Office:
Jennifer Pierce                                                                                                      700, 112 – 4th Avenue S.W.
Senior Manager                                                                                                    Calgary, Alberta T2P 0H3
Investor Relations and Communications                                                         Phone: (403) 296-2233
Phone (403) 231-6736                                                                                           Toll Free: 1-800-587-6299
Email: info@providentenergy.com                                                                    Fax: (403) 261-6696
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